NEWS RELEASE

CONTACT ERIC GRAAP
(540) 349-0212 or
eric.graap@fauquierbank.com

Fauquier Bankshares Announces First Quarter 2011 Earnings

•	Net income up 14.6% compared to first quarter 2010

•	Total deposits up $46.7 million, or 10.0%, compared to first quarter 2010

•	Transaction deposits up $40.9 million, or 24.7%, compared to first quarter 2010

•	Wealth Management revenue up by $107,000, or 34.9%, from first quarter 2010

WARRENTON, VA,  April, 26 2011 - Fauquier Bankshares, Inc. (the “Company”) (NASDAQ: FBSS) parent company of The Fauquier Bank,  today announced financial results for the first quarter ended March 31, 2011.  The Company reported net income of $921,000 or $0.25 diluted earnings per share for the quarter ended March 31, 2011, compared to net income of $804,000 or $0.22 diluted earnings per share for the quarter ended March 31, 2010, an increase of 14.6%. Return on average assets was 0.63% and return on average equity was 8.37% for the first quarter of 2011, an increase from 0.58% and 7.48%, respectively, for the first quarter of 2010.

“The increase in our first quarter earnings reflects a continuation of the overall economic recovery for our customers.” Randy K. Ferrell, president and CEO said.  “We see this in our growth in wealth management revenues reflecting the development of new client relationships, as well as the improvement in the stock market. Additionally, we see continued stability in many of our loan credit quality indicators.”

Net interest margin for the first quarter of 2011 was 4.12% compared to 4.33% for the same quarter in 2010, but net interest income remained relatively the same at $5.5 million for both the first quarters of 2011 and 2010.  The reduction in margin was primarily caused by new deposits being invested at lower rates due to loan growth not sufficient to absorb the excess liquidity.

Total deposits were $514.5 million at March 31, 2011, an increase of 10.0%, compared to $467.8 million at March 31, 2010.  Non-interest bearing demand deposits increased $9.7 million, or 15.0%, savings and interest-bearing demand deposits increased $63.2 million, or 30.3%, while time deposits fell $26.2 million, or 13.5% as of March 31, 2011.

Loans, net of allowance for loan losses, decreased $12.3 million, or 2.6%, from $467.4 million at March 31, 2010, to $455.1 million at March 31, 2011.  The decrease was mainly comprised of decreases in residential real estate and consumer loans of $5.6 million and $3.1 million, respectively.

Nonperforming assets were $5.3 million at March 31, 2011, or 0.89% of total assets, compared with $5.5 million at December 31, 2010 and $7.3 million at March 31, 2010.  Nonperforming loans and other real estate owned decreased 9.3%, from $5.4 million in the first quarter 2010 to $4.9 million at March 31, 2011.  Charge-offs, net of recoveries, for the first quarter of 2011 were $96,000, compared with $387,000 for the first quarter of 2010, a decrease of 75.2%.  Since January 1, 2008, through March 31, 2011, cumulative net charge-offs were $5.0 million compared to an aggregate provision for loan losses of $7.5 million.  Total allowance for loan losses was $6.7 million or 1.45% of total loans at March 31, 2011, compared to $5.5 million or 1.16% of loans at March 31, 2010.

“We continue to use sound judgment with regard to loans,” Ferrell said, “increasing our loan loss reserve, net of charge-offs, by $2.5 million since January 2008. As the economy and loan quality improve, we would expect to be able to moderate the required increases in reserves.”

Non-interest income increased $391,000, or 45.6%, from $857,000 in the first quarter of 2010, to $1.2 million in the first quarter 2011.  At March 31, 2011, Fauquier Bankshares’ Wealth Management Services division income was $414,000 compared to $307,000 at March 31, 2010, an increase of 34.9%.  In addition, there was a $198,000 decrease in net losses on securities.  The Company recorded $189,000 in impairment losses on securities in the first quarter 2011, compared to $476,000 in the first quarter of 2010.  The impairment losses on securities relate to the Company’s investments in pooled trust preferred securities issued by 228 different financial institutions throughout the United States.  Non-interest expense increased 4.0% to $5.1 million for the three months ended March 31, 2011, as compared to $4.9 million for the same period last year, primarily due to increased salary and benefits expense.

At March 31, 2011, the Company’s leverage ratio was 8.53%, compared with 8.66% at March 31, 2010. The Company’s tier 1 and total risk-based ratios were 11.61% and 12.87%, respectively, at March 31, 2011 and 10.91% and 12.12% at March 31, 2010.  The minimum capital ratios to be considered “Well Capitalized” by the Federal Reserve are 5% for the leverage ratio, 6% for the tier 1 risk-based ratio, and 10% for the total risk-based ratio. Fauquier Bankshares and The Fauquier Bank had combined assets of $593.6 million and total shareholders' equity of $45.0 million at March 31, 2011.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent, locally-owned, community bank offering a full range of financial services, including internet banking, commercial, retail, insurance, wealth management, and financial planning services through ten banking offices throughout Fauquier and Prince William Counties in Virginia.  The Fauquier Bank’s 2011 Annual Meeting will be held at Poplar Springs Inn Spa, 9245 Rogues Road, Casanova, Virginia on Tuesday, May 17, 2011 at 9:30 a.m.  Fauquier Bankshares' stock price closed at $13.40 per share on April 25, 2011.  For additional information about Fauquier’s products and services, including a more extensive investor presentation with comparisons of the Company’s performance to peer institutions, please visit www.fauquierbank.com or by calling (800) 638-3798.

This news release may contain "forward-looking statements" as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

Source:  Fauquier Bankshares, Inc. (FBSS)

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010

EARNINGS STATEMENT DATA:
Interest income	$ 6,839	$ 7,030	$ 7,128	$ 7,105	$ 7,068
Interest expense	1,301	1,445	1,562	1,550	1,568
Net interest income	5,538	5,585	5,566	5,555	5,500
Provision for loan losses	463	625	700	375	375

Net interest income after provision for loan losses	5,075	4,960	4,866	5,180	5,125
Noninterest income	1,437	1,495	1,480	1,349	1,244
Securities gains (losses)	(189)	(437)	(37)	(2)	(387)
Noninterest expense	5,131	4,993	4,989	5,161	4,934
Income before income taxes	1,192	1,025	1,320	1,366	1,048
Income taxes	271	155	338	355	244
Net income	$ 921	$ 870	$ 982	$ 1,011	$ 804
PER SHARE DATA:
Net income per share, basic	$ 0.25	$ 0.24	$ 0.27	$ 0.28	$ 0.22
Net income per share, diluted	$ 0.25	$ 0.24	$ 0.27	$ 0.28	$ 0.22
Cash dividends	$ 0.12	$ 0.12	$ 0.20	$ 0.20	$ 0.20
Average basic shares outstanding	3,655,354	3,636,758	3,636,638	3,631,411	3,602,776
Average diluted shares outstanding	3,669,529	3,652,631	3,653,598	3,648,354	3,618,132
Book value at period end	$ 12.27	$ 12.13	$ 12.13	$ 12.07	$ 11.97
BALANCE SHEET DATA:
Total assets	$ 593,550	$ 598,040	$ 624,353	$ 586,357	$ 570,595
Loans, net	455,097	460,442	459,785	462,730	467,430
Investment securities	52,221	49,926	50,501	45,346	40,748
Deposits	514,513	520,056	545,323	492,826	467,796
Transaction accounts (Demand and NOW accounts)	206,517	211,468	233,790	175,539	165,643
Shareholders' equity	45,032	44,106	44,109	43,874	43,342
PERFORMANCE RATIOS:
Net interest margin(1)	4.12%	3.96%	4.14%	4.16%	4.33%
Return on average assets	0.63%	0.57%	0.66%	0.69%	0.58%
Return on average equity	8.37%	7.78%	8.77%	9.28%	7.48%
Efficiency ratio(2)	73.73%	73.34%	69.53%	73.03%	75.64%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company’s net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing non-interest expense by the sum of fully taxable equivalent net interest income and non-interest income.

FAUQUIER BANKSHARES, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA

	For the Quarter Ended,
(Dollars in thousands, except per share data)	Mar. 31, 2011	Dec. 31, 2010	Sept. 30, 2010	Jun. 30, 2010	Mar. 31, 2010
ASSET QUALITY RATIOS:
Nonperforming loans	$ 1,710	$ 2,109	$ 2,070	$ 2,479	$ 3,420
Troubled debt restructuring	-	-	-	-	-
Other real estate owned	3,233	2,821	2,821	2,412	2,029
Foreclosed property	5	21	21	11	61
Nonperforming corporate bonds, at fair value	324	552	1,333	1,636	1,828
Total nonperforming assets	$ 5,272	$ 5,503	$ 6,245	$ 6,538	$ 7,338

Nonperforming loans to total loans, period end	0.37%	0.45%	0.44%	0.53%	0.72%
Nonperforming loans, other real estate owned and other repossessed assets as percentage of total loans, other real estate owned and other repossessed assets, period end	1.06%	1.05%	1.06%	1.05%	1.16%
Nonperforming assets to period end total assets	0.89%	0.92%	1.00%	1.12%	1.29%

Allowance for loan losses	$ 6,673	$ 6,307	$ 5,731	$ 5,397	$ 5,470
Allowance for loan losses to period end loans	1.45%	1.35%	1.23%	1.15%	1.16%
Allowance for loan losses as percentage of nonperforming loans, period end	390.15%	299.10%	276.84%	217.71%	159.83%
Allowance for loan losses as percentage of nonperforming loans, other real estate owned and other repossessed assets, period end	134.86%	127.41%	116.67%	110.10%	99.23%
Net loan charge-offs for the quarter	$ 96	$ 48	$ 367	$ 447	$ 387
Net loan charge-offs to average loans	0.02%	0.01%	0.08%	0.10%	0.08%

CAPITAL RATIOS:
Tier 1 leverage ratio	8.53%	8.55%	8.51%	8.42%	8.66%
Tier 1 risk-based capital ratio	11.61%	11.30%	11.25%	11.26%	10.91%
Total risk-based capital ratio	12.87%	12.55%	12.50%	12.49%	12.12%
Tangible equity to total assets	7.59%	7.38%	7.06%	7.48%	7.60%